Exhibit 99.1

Domtar announces permanent reduction of paper making capacity

Montreal, July 31, 2007 – Domtar Corporation announced today that it will permanently close its mill in Gatineau, Quebec as well as its converting center in Ottawa, Ontario. Domtar is also permanently closing two paper machines, one located at its Woodland mill located in Baileyville, Maine and another at its Port Edwards, Wisconsin mill.

“Today’s announcement is an important step in our review of our overall production capacity. The driving forces behind this decision to permanently close these operations are excess capacity and cost competitiveness. While we are in the process of leveraging our improved geographic footprint to serve our customers from our best performing operations, adjusting our production to demand remains an ongoing exercise. Further rationalization may be implemented in the near future,” said Raymond Royer, Domtar’s President and Chief Executive Officer.

The Gatineau mill has an annual production capacity of 125,000 tons of coated and uncoated paper. The mill and the Ottawa converting center together employ approximately 250 people. These facilities are expected to cease their operations by October 27, 2007.

The Woodland paper machine has a yearly production capacity of 125,000 tons of uncoated paper. The immediate permanent closure of this machine and its supporting sheeter will reduce the mill’s workforce by approximately 150 jobs.

The Port Edwards #5 paper machine has an annual capacity of 34,000 tons of uncoated paper. Its immediate permanent closure will reduce the mill’s workforce by approximately 30 jobs.

In total, these closures will eliminate approximately 284,000 tons of Domtar’s annual production capacity and reduce its total workforce by approximately 430 people.

Domtar will take appropriate measures to assist employees affected by these decisions in accordance with its policies.

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper and one of the largest manufacturers of papergrade market pulp in North America. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically-located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com

TICKER SYMBOL

UFS (NYSE, TSX)

MEDIA RELATIONS

Michel A. Rathier

Tel.: (514) 848-5103

Email: michel.rathier@domtar.com

INVESTOR RELATIONS

Pascal Bossé

Tel.: (514) 848-5938

Email: pascal.bosse@domtar.com